EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter

and Full-Year Financial Results for 2011

CHESTERFIELD, Missouri, February 29, 2012 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2011.

Fourth-Quarter Results

Reliv reported net sales of $16.9 million for the fourth quarter of 2011, compared with sales of $18.5 million for the fourth quarter of 2010. U.S. sales declined by 13.4 percent for the quarter compared with the same quarter in 2010. International sales for the quarter increased 14.4 percent, led by significant growth in Europe, which reported an increase of 83.9 percent.

Reliv reported net income of $320,000, or $0.03 per diluted share, for the fourth quarter of 2011 compared with net income of $559,000, or $0.05 per diluted share, for the fourth quarter of 2010. Income from operations for the fourth quarter of 2011 was $471,000 compared with $827,000 in the same quarter of 2010.

Full-Year Results

Reliv reported net sales of $73.9 million for 2011 compared with net sales of $78.7 million in 2010. U.S. net sales decreased from $66.9 million to $60.9 million. Net sales in Reliv’s foreign markets for 2011 increased 9.7 percent compared with net sales for 2010. Net sales were particularly strong in Europe, where net sales increased 80.4 percent. Growth in the European market in 2011 was driven by strong increases in new distributor enrollments.

Net income for 2011 was $1.0 million compared with $1.7 million in 2010. Diluted earnings per share were $0.08 in 2011 compared with $0.14 in 2010.

“The financial highlight of 2011 was the increase in sales in Europe,” said Robert L. Montgomery, chairman, president and chief executive officer of Reliv. “Our European market set numerous monthly sales records in 2011 after posting double digit growth in 2010. This sustained growth is something we plan to build on in 2012.”

“In the United States, we have turned to innovation to jump start sales. The introduction of healthy energy shot 24K™ followed with the innovative 24K VIP program, a customer referral and lead generation initiative, I believe positions us to expand our footprint in the lucrative energy drink market,” he said.

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Reliv International Fourth-Quarter Financial Results

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“In 2011 Reliv became the first corporate partner of the Missouri Plant Science Center. That partnership has produced LunaRich™, our first Reliv-exclusive nutritional ingredient,” Montgomery said. “LunaRich is a unique soy powder, which in comparison to the industry standard, contains five to ten times the amount of soy’s key bioactive component.”

“We introduced Reliv Now® as the first product to contain LunaRich this February at the 2012 Reliv National Conference in Reno,” he said. “Backed by clinical studies, LunaRich has energized our distributor base and given us a new competitive edge in the supplement market. We plan to add LunaRich to additional Reliv products in the coming months.”

“In Reno we also announced that GlucAffect®, Reliv’s cutting-edge blood sugar management formula, became the sixth Reliv product to earn a patent,” Montgomery said.

“As we work to regain sales momentum in the United States, we are focusing on reducing costs and maintaining our strong balance sheet,” he added. Reliv reported a reduction in selling, general and administrative expenses of $532,000 for the fourth quarter of 2011 and $1.25 million for all of 2011 compared with the prior-year periods. Reliv had cash and cash equivalents of $7.2 million as of December 31, 2011, an increase of $843,000 from the balance as of December 31, 2010. Net cash generated from operating activities increased to $2.8 million in 2011 from $2.2 million in 2010.

As of December 31, 2011, Reliv had 57,010 distributors – a decline of 6.1 percent from December 31, 2010 – of which 7,670 are Master Affiliate level and above. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.
Reliv International, Inc., based in Chesterfield, Missouri, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$7,174,213	$6,331,038
Accounts receivable, less allowances of
$70,300 in 2011 and $67,100 in 2010	334,828	291,405
Accounts due from employees and distributors	43,191	55,854
Inventories	4,723,773	5,650,790
Other current assets	1,136,376	916,239
Total current assets	13,412,381	13,245,326

Other assets	1,987,213	1,867,976
Intangible assets, net	1,597,644	1,785,987

Net property, plant and equipment	7,421,947	7,944,412

Total assets	$24,419,185	$24,843,701

Liabilities and stockholders’ equity

Total current liabilities	$6,110,449	$6,387,164
Long-term debt, less current maturities	3,566,175	4,150,770
Other non-current liabilities	256,710	375,244

Total stockholders’ equity	14,485,851	13,930,523

Total liabilities and stockholders’ equity	$24,419,185	$24,843,701

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Reliv International, Inc. and Subsidiaries
ADD THREE

Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Product sales	$15,007,686	$16,474,506	$65,701,343	$70,033,580
Handling & freight income	1,877,845	2,052,935	8,178,557	8,714,808

Net sales	16,885,531	18,527,441	73,879,900	78,748,388

Costs and expenses:
Cost of products sold	3,468,769	3,645,518	15,105,416	15,738,885
Distributor royalties and commissions	6,312,062	6,889,546	27,629,167	29,450,171
Selling, general and administrative	6,634,021	7,165,656	29,400,219	30,652,045

Total costs and expenses	16,414,852	17,700,720	72,134,802	75,841,101

Income from operations	470,679	826,721	1,745,098	2,907,287

Other income (expense):
Interest income	7,662	12,410	40,508	47,744
Interest expense	(33,618)	(46,649)	(138,967)	(205,985)
Other income	10,635	54,518	24,518	76,110

Income before income taxes	455,358	847,000	1,671,157	2,825,156
Provision for income taxes	135,000	288,000	623,000	1,142,000

Net income	$320,358	$559,000	$1,048,157	$1,683,156

Earnings per common share - Basic	$0.03	$0.05	$0.08	$0.14
Weighted average shares	12,409,000	12,389,000	12,429,000	12,382,000

Earnings per common share - Diluted	$0.03	$0.05	$0.08	$0.14
Weighted average shares	12,410,000	12,389,000	12,429,000	12,383,000

Cash dividends declared per common share	$0.01	$0.02	$0.04	$0.04

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Reliv International, Inc. and Subsidiaries
ADD FOUR

Net sales by Market
(in thousands)
	Three months ended December 31,				Change From
	2011		2010		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	13,444	79.6%	15,518	83.8%	(2,074)	-13.4%
Australia/New Zealand	597	3.5%	624	3.4%	(27)	-4.3%
Canada	470	2.8%	525	2.8%	(55)	-10.5%
Mexico	219	1.3%	328	1.8%	(109)	-33.2%
Europe	1,175	7.0%	639	3.4%	536	83.9%
Asia	981	5.8%	893	4.8%	88	9.9%

Consolidated total	16,886	100.0%	18,527	100.0%	(1,641)	-8.9%

Net sales by Market
(in thousands)

	Year ended December 31,				Change From
	2011		2010		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	60,884	82.4%	66,896	85.0%	(6,012)	-9.0%
Australia/New Zealand	2,374	3.2%	2,548	3.2%	(174)	-6.8%
Canada	2,139	2.9%	2,159	2.8%	(20)	-0.9%
Mexico	1,201	1.6%	1,435	1.8%	(234)	-16.3%
Europe	3,753	5.1%	2,080	2.6%	1,673	80.4%
Asia	3,529	4.8%	3,630	4.6%	(101)	-2.8%

Consolidated total	73,880	100.0%	78,748	100.0%	(4,868)	-6.2%

The following table sets forth, as of December 31, 2011 and 2010, the number of our active distributors and Master Affiliates and above
The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization
Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business

Active Distributors and Master Affiliates and above by Market
					Change From
	As of 12/31/2011		As of 12/31/2010		Prior Year
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	$43,280	6,080	47,450	6,990	-8.8%	-13.0%
Australia/New Zealand	1,950	170	2,210	190	-11.8%	-10.5%
Canada	1,300	220	1,380	200	-5.8%	10.0%
Mexico	1,260	220	1,850	300	-31.9%	-26.7%
Europe	3,850	430	2,170	300	77.4%	43.3%
Asia	5,370	550	5,680	620	-5.5%	-11.3%

Consolidated total	57,010	7,670	60,740	8,600	-6.1%	-10.8%

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